Exhibit 99.1

U.S. Concrete Updates Third Quarter 2006 Expectations, Completes Acquisition of Certain Aggregates Assets and Announces Earnings Release and Conference Call Schedule

HOUSTON, Oct. 19 /PRNewswire-FirstCall/ -- U.S. Concrete, Inc. (Nasdaq: RMIX) today announced that third quarter 2006 earnings are expected to be approximately $0.28 -- $0.30 per diluted share, which is below the Company’s previously issued guidance. Final third quarter earnings remain subject to management’s completion of its customary quarterly closing procedures.

U.S. Concrete’s Chief Executive Officer, Eugene P. Martineau, said, “On our second quarter conference call, we expressed some uncertainty regarding our expectations that the commercial sector recovery would fully offset the residential slowdown in our markets. We experienced lower than expected sales volumes of ready-mixed concrete in several of our markets, resulting in lower profitability. We expect to update our fourth quarter 2006 outlook on our third quarter earnings release and conference call.”

ACQUISITION OF AGGREGATES ASSETS

The Company also announced that it completed the acquisition of certain aggregates assets located in New Jersey from Pinnacle Materials, Inc. U.S. Concrete purchased the aggregates assets for $12.5 million in cash, and will use its revolving credit facility to fund the purchase price. The assets consist of a granite quarry with approximately 10 million tons of reserves and an estimated 20-year life and a natural sand pit with approximately 5 million tons of reserves and an estimated 10-year life. U.S. Concrete’s Chief Operating Officer, Michael W. Harlan, stated, “This transaction represents another step in our strategy to further integrate our existing concrete operations with raw materials and brings our total aggregates reserves in New Jersey to approximately 48 million tons.”

EARNINGS RELEASE AND CONFERENCE CALL SCHEDULE

The Company will release its third quarter results on Thursday, November 9, 2006, at 6:00 a.m. Eastern Time. In conjunction with the release, U.S. Concrete has scheduled an investor conference call, which will be broadcast live over the Internet at 10:00 a.m. Eastern Time (9:00 a.m. Central). The call can be accessed live via phone, by dialing 303-262-2130 and asking for the U.S. Concrete call 10 minutes prior to the start time or live over the Internet by logging on to U.S. Concrete’s website at http://www.us-concrete.com .

A telephonic replay of the conference call will be available through Thursday, November 16, 2006, and may be accessed by calling 303-590-3000 and using the passcode 11074368#. An archive of the webcast will be available shortly after the call on the Company’s website at http://www.us-concrete.com within the investor relations section of that site.

U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States. Excluding the assets described above, the Company has 136 fixed and seven portable ready-mixed concrete plants, 10 pre-cast concrete plants, three concrete block plants and six aggregates facilities. During 2005, these facilities produced approximately 9.0 million cubic yards of ready-mixed concrete, 4.8 million eight-inch equivalent block units and 3.1 million tons of aggregates. For more information on U.S. Concrete, visit http://www.us-concrete.com .

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding expected earnings per share for the third quarter of 2006 and the reasons therefore and the expected reserve tonnage and reserve life of acquired aggregates assets. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s subsequent Quarterly Reports on Form 10-Q.

SOURCE  U.S. Concrete, Inc.
          -0-                                        10/19/2006
          /CONTACT:  Robert D. Hardy, CFO of U.S. Concrete, Inc., +1-713-499-6222/
          /Web site:  http://www.us-concrete.com /
          (RMIX)